FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST

and

W.E. DONOGHUE & CO., LLC

THIS FIRST AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT is made and entered into as of September 25, 2019, between Northern Lights Fund Trust, a Delaware statutory trust (the "Trust"), and W.E. Donghue & Co., LLC, a Massachusetts company (a “Adviser” or “W.E. Donoghue”) located at One International Place, Suite 2920, Boston, Massachusetts 02110.

RECITALS:

WHEREAS, the parties previously entered into as Investment Advisory Agreement between Northern Lights Fund Trust and W.E. Donoghue dated as of March 28, 2018 (the “Agreement”);

WHEREAS, the Agreement continues in effect with respect to the Power Global Tactical Allocation/JAFlorines Fund (the “Fund”) from year to year; provided, such continuance is approved at least annually before December 31st (“Expiration Date”) each year by vote of a majority of the outstanding voting securities of the Fund or by the Trustees of the Trust;

WHEREAS, the purpose of this Amendment is to designate a new Expiration Date for the Agreement in order to align its annual renewal with other investment advisory agreements between the Adviser and the Trust;

NOW, THEREFORE, the parties hereto agree as follows:

1.	The Expiration Date in the Agreement is hereby amended to require annual approval to occur before December 31st each year, beginning in 2019.

2. The parties acknowledge and agree that all provisions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST

By: ___/s/Kevin Wolf_________________________

Name: Kevin Wolf

Title: President

W.E. DONOGHUE & CO., LLC

By: ____/s/William Dowler_____________

Name: William Dowler

Title: CCO